SUBLEASE

    This Sublease is entered into as of March  , 2001 by and between VOPAK DISTRIBUTION AMERICAS CORPORATION, a Washington corporation formerly known as Univar Corporation ("Sublessor") and NEXTEL WIP LEASE CORP, a Delaware corporation ("Sublessee").

RECITALS

    A. Sublessor as tenant has leased space ("Sublessor's Premises") in the Development known as Carillon Point, Kirkland, Washington and legally described on Exhibit A-1 (the "Development") from Carillon Properties, a tenancy in common and now a Washington general partnership ("Prime Landlord"), by Office Lease Agreement dated March 22, 1990 ("Prime Lease") as amended by amendments dated September 11, 1991, July 10, 1995, May 1, 1996, June 20, 1996 and January 27, 1999, relevant portions of which are attached as Exhibit B. Sublessor's Premises are located in Building 4000 of the Development (the "Building"). Skinner Development Company has been appointed as agent for Prime Landlord.

    B. Sublessee has agreed to sublet from Sublessor that portion of the Fifth Floor of the Building depicted on Exhibit A-2 attached ("Premises").

    C. Capitalized terms used in the Sublease and not otherwise defined shall have the meaning set forth in the Prime Lease.

AGREEMENT

    NOW, THEREFORE, Sublessor and Sublessee, each with intent to be legally bound, for themselves and their respective successors and assigns, agree to the following:

    1.  Sublease. Sublessor subleases the Premises to Sublessee on the terms and conditions contained in this Sublease.

    2.  Prime Lease. This Sublease is subject and subordinate to the Prime Lease except as may be inconsistent with the terms hereof. The terms, covenants and conditions contained in Sections 1(a), 5(a), 6(b), 6(c), 6(e), 7, 8, 11(a), 14, 18, 19, 20(a), 20(d), 21(a) through (g), 21(i), 25, 26, 28(a), 30, 34(a), 34(b), 34(d) through (f), 34(h) through 34(m), 34(o), 34(p), and Exhibit D to the extent particular provisions thereof are referred to in the forgoing Sections of the Prime Lease are incorporated in this Sublease with the same force and effect as if Sublessor were the Prime Landlord and Sublessee were the tenant thereunder, and Sublessor shall have all rights against Sublessee as would be available to the Prime Landlord against the tenant under the Prime Lease if such breach were by the tenant thereunder; provided, that incorporating such provisions herein shall not obligate Sublessor or be construed as causing Sublessor to assume or agree to perform any obligations of Prime Landlord under the Prime Lease except with respect to the giving of notice under this Sublease. Sublessee shall not do, omit to do or permit to be done or omitted any act in or related to the Premises which could constitute a breach or default under the terms of the Prime Lease, or result in the termination of the Prime Lease by Prime Landlord. Notwithstanding anything herein contained, the only services or rights to which Sublessee is entitled hereunder are those to which Sublessor is entitled under the Prime Lease, and for all such services and rights Sublessee will look solely to the Prime Landlord. Sublessor will cooperate with the Sublessee to secure the cooperation of the Prime Landlord with respect to any matter arising under the Prime Lease as to which such cooperation is reasonably required. Sublessee acknowledges Prime Landlord's rights with respect to the Premises pursuant to the Prime Lease are superior to Sublessee's and are not affected by this Sublease.

    3.  Lease Data and Exhibits.

      3.1 Premises. That portion of Floor Five as shown on Exhibit A-2.

      3.2 Rentable Area. Approximately 13,987 rentable square feet (RSF).

      3.3 Usable Area. Approximately 12,600 usable square feet (USF).

      3.4 Basic Rent.

Months	Annual Rent
Year 1	$45.00/RSF or $629,415.00
Year 2	$46.00/RSF or $643,402.00
Year 3	$48.00/RSF or $671,376.00
Year 4	$49.00/RSF or $685,363.00
Year 5	$50.00/RSF or $699,350.00

      3.5 Exhibits.

Exhibit A-1	Legal Description of Development
Exhibit A-2	Drawing of Premises
Exhibit B	Prime Lease Provisions
Exhibit C	Form of Guaranty

    3.6 Term. The term of this Sublease shall commence on July 26, 2001, (the "Commencement Date") and shall expire on July 25, 2006 (the "Term") unless sooner terminated as provided in this Sublease.

    4.  Condition of Premises. The Premises are delivered to Sublessee and Sublessee accepts the Premises in their present condition, "AS IS" with all faults. Sublessee acknowledges that neither Sublessor nor any agent of Sublessor has made any representation as to the condition of the Premises or their suitability for the conduct of Sublessee's business. Sublessee and Sublessor expressly agree that there are and shall be no implied warranties of merchantability, habitability, fitness for a particular purpose or any other kind arising out of this Sublease, and there are no warranties that extend beyond those expressly set forth in this Sublease.

    5.  Basic Rent. Sublessee shall pay the Basic Rent set forth in Section 3.4 in monthly installments in advance on the first day of each month, and any other amount due from Sublessee to Sublessor, at such place as Sublessor may designate in writing, in lawful money of the United States of America, without demand and without any deduction, set-off or abatement. Any and all other amounts payable by Sublessee to Sublessor pursuant to the terms of this Sublease in addition to Basic Rent constitute additional rent.

    6.  Additional Rent. In addition to the Basic Rent, commencing January 1, 2002 Sublessee shall pay to Sublessor, any increases in the Operating Expenses, Real Property Taxes and Common Area Maintenance per RSF charged to Sublessor for the Premises over the actual Operating Expenses, Real Property Taxes and Common Area Maintenance per RSF incurred during the base year, which shall be 2001 ("Additional Rent").  The calculation, payment and reconciliation of the Additional Rent payments by Sublessee and Sublessor shall be made based on Prime Landlord's estimated expenses where actual figures are not yet available and otherwise in the same manner as between Prime Landlord and tenant under Section 6(d) of the Prime Lease, except that Sublessor shall only be obligated to deliver to Sublessee a copy of Prime Landlord's Statement promptly after the receipt of the Statement from Prime Landlord. In addition, Sublessee shall have no independent right to audit Prime Landlord's accounting of Additional Rent but upon Sublessee's written request received within thirty (30) days after delivery of the Statement to Sublessee, Sublessor at Sublessee's sole expense will exercise such audit rights as it may then be entitled to exercise under the Prime Lease. Sublessor will refund to Sublessee pro rata any overpayments of Additional Rent recovered from Prime Landlord and any expenses of audit recovered from Prime Landlord.

    7.  Parking. Sublessee shall be entitled to 3.75 spaces of parking per 1,000 USF in the Premises at the market rates from time to time charged by Prime Landlord for monthly parking, the cost of which shall be borne by Sublessee. The parking permits will be obtained directly from Prime Landlord. Sublessee shall abide by all rules and regulations of Prime Landlord and its agents with respect thereto.

    8.  Assignment and Subletting. Sublessee shall not, without the prior written consent of Sublessor, which consent shall not be unreasonably withheld or be delayed, assign this Lease or sublet the whole or any part of the Premises, provided that any such assignment or sublease shall be subject to the Prime Landlord's consent pursuant to the Prime Lease. Any assignment or sublease shall be in writing and shall not release Sublessee from any liability hereunder. Any assignment or sublease shall be delivered to Sublessor and shall expressly provide that the assignee assumes all obligations under the Sublease. Consent to any assignment, sublease or other transfer shall not waive the necessity for a consent to any further assignment, sublease or transfer. Any transfer of this Sublease from Sublessee by merger, consolidation or liquidation shall constitute an assignment for purposes of this Section. Notwithstanding the foregoing, a merger or consolidation with or into an entity that after the merger or consolidation has a shareholder's equity that equals or exceeds Sublessee's shareholder's equity shall not require Sublessor's consent.

    9.  Indemnity. Sublessee shall indemnify, hold harmless and defend Sublessor from and against all liabilities, damages, obligations, losses, claims, actions, costs or expenses, including attorneys' and other professional fees, in conjunction with loss of life, personal injury and/or property damage arising out of the occupancy or use by Sublessee of any part of the Premises or the Development, occasioned wholly or in part by any act or omission of Sublessee or its officers, contractors, licensees, agents, servants, employees, guests, invitees or visitors. The foregoing provisions shall not be construed to make Sublessee responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the negligence of Sublessor, its agents or employees or other tenants of the Building. Sublessor shall not be liable for any loss or damage to persons or property sustained by Sublessee or other persons, which may be caused by theft, or by any act or neglect of any tenant or occupant of the Building or any other third parties as set forth herein, except arising from the negligent or intentional acts of Sublessor. Sublessor shall indemnify, hold harmless and defend Sublessee from and against all liabilities, damages, obligations, losses, claims, actions, costs or expenses, including attorneys' and other professional fees, in conjunction with loss of life, personal injury and/or property damage arising solely out of the negligent or intentional act or omission of Sublessor or its officers, contractors, agents, servants or employees.

    10. Insurance. Sublessee shall maintain the following policies with limits not less than those listed below (subject to increase by Sublessor upon sixty (60) days prior notice based on inflation, the foreseeable risks attendant to Sublessee's business, coverage limits customary for similar property and recommendations of Sublessor's insurance advisors) through an insurer that has an A.M. Best Rating of B+7 or better: (a) commercial general liability in the amount of Five Million Dollars ($5,000,000.00) each occurrence insuring bodily injury/property damage, products liability/completed operations, contractual liability, hazards and operations of independent contractors and naming Sublessor and Prime Landlord as additional insured; (b) comprehensive automobile liability in the amount of One Million Dollars ($1,000,000.00) per occurrence; (c) workers' compensation in statutory limits and employer's liability in the amount of One Million Dollars ($1,000,000.00) per occurrence; and (d) fire and extended coverage insurance (with vandalism, malicious mischief and sprinkler leakage endorsements) covering Sublessee's personal property for full replacement cost with such policy including a bailee or other similar endorsement to cover personal property of others brought onto the Premises at full replacement cost.

    The policies in (d) above shall waive all rights of subrogation (including, without limitation, the waiver set forth in the last paragraph of this Section 10) against Sublessor and the policies in (a) and (b) will add Sublessor and Prime Landlord as additional insureds. The policies above shall provide for severability of interests and shall provide that an act or omission of one of the insureds or additional insureds that would void or otherwise reduce coverage, shall not reduce or void the coverage as to the other named and additional insureds. The policy in (a) above shall contain a provision that "the insurance provided Sublessor hereunder shall be primary and non-contributing with any other insurance available to Sublessor." If a policy has a deductible or self-insured retention, Sublessee agrees to be liable for and to assume all obligations as contained in the policy of insurance as if the policy had first dollar coverage. No policy shall contain a deductible or self-insured retention exceeding Five Thousand Dollars ($5,000.00) without Sublessor's prior written consent, which may be withheld or granted in Sublessor's commercially reasonable discretion, provided, however, Sublessor acknowledges that Sublessee's fire and extended coverage insurance policy contains a deductible or self-insured retention of fifty thousand dollars ($50,000.00). If the policy is a "claims made" policy, Sublessee shall extend such policy as necessary to allow coverage of any and all liability claims relating to this Lease. Prior to the Commencement Date, Sublessee shall provide Sublessor (Attn.: Real Estate Department, P.O. Box 34325, Seattle, WA 98124-1325) with a certificate of insurance evidencing such required coverages and endorsements, including the endorsements waiving rights of subrogation and adding Sublessor and Prime Landlord as additional insureds. Such certificate and endorsements shall agree to provide Sublessor with at least thirty (30) days' notice of cancellation, non-renewal or material change. Sublessee shall provide Sublessor with certified copies of such policies at Sublessor's request. At least ten (10) days before expiration of any policy, Sublessee shall furnish Sublessor with a renewal or "binder" for the policy, or Sublessor may procure such insurance at Sublessee's expense payable on demand.

    Sublessee waives and releases claims arising in any manner in its favor and against Sublessor for loss or damage to Sublessee's property or the property of others in Sublessee's care, custody or control located at the Premises and for bodily injury to the extent the loss or damage is covered by insurance the Sublessee carries or would be covered by insurance the Sublessee is required to carry under this Section 10 or is within a deductible on insurance carried by Sublessee. This waiver and release extends to anyone claiming through or under a party as a result of a right of subrogation. Sublessee shall obtain from its insurance carrier a waiver of subrogation as a clause or endorsement to its policy.

    11. Surrender of Premises. Subject to the terms of this Sublease relating to damage and destruction, upon expiration or termination of the Term of this Sublease, whether by lapse of time or otherwise (including any holdover period), Sublessee at its expense shall: (1) remove Sublessee's goods and effects and those of all persons claiming under Sublessee, and (2) repair and restore the Premises to a condition as good as received by Sublessee from Sublessor or as thereafter improved, reasonable wear and tear excepted, and (3) promptly and peacefully surrender the Premises (including surrender of alterations, additions or improvements installed in the Premises by Sublessor or Sublessee, except Sublessee's trade fixtures that do not become part of the Building and any items identified in a writing signed by both parties prior to installation of the equipment or fixtures described therein). If Sublessee caused the Premises to be improved with other than ceiling suspension systems, ceiling, fluorescent light fixture, mechanical cooling, heating and ventilation unit covers, millwork detail, doors, door sills, hardware or hard surface floor tile and base consistent with Sublessor's improvements to Floor Five existing on the date of this Sublease, then at Sublessor's option Sublessee shall pay Sublessor an amount equal to the cost to replace all such nonstandard items with building standard items. Any property left on the Premises after the expiration or termination of the Lease Term shall be deemed to have been abandoned and the property of Sublessor to dispose of as Sublessor deems expedient, and Sublessee shall be liable for all costs associated with the disposal of such property.

    12. Brokers. Each party represents to the other that there is no real estate broker representing it that is entitled to any compensation in connection with this Sublease. Each party agrees to indemnify and hold the other harmless against all claims of any agent or broker alleging dealings with regard to the Premises through the indemnifying party.

    13. Default; Remedies. Each of the following shall be a default of Sublessee:

      (a) Sublessee fails to make any payment of Basic Rent, or any other payment Sublessee is required to make, when such payment is due and that failure continues for five (5) days after written notice from Sublessor.

      (b) Sublessee fails to perform any other obligations under this Sublease and that failure continues for ten (10) days after written notice from Sublessor; provided, however, if the failure is such that it cannot be cured solely by the payment of money and more than ten (10) days are reasonably required for its cure, then Sublessee shall not be deemed to be in default if Sublessee shall commence such cure within said ten (10) days period, and thereafter prosecute such cure to completion within twenty-five (25) days.

      (c) Sublessee (i) files a volunteer petition in bankruptcy or insolvency; (ii) is adjudicated bankrupt or insolvent; (iii) takes any action seeking or consenting to or acquiescing in a reorganization arrangement in connection with any insolvency or bankruptcy proceeding, liquidation, dissolution, appointment of a trustee or receiver of liquidator or similar relief under any Federal or State bankruptcy or other law; (iv) makes an assignment for the benefit of creditors; or (v) fails to discharge within forty-five (45) days any proceeding brought against Sublessee seeking the relief described in clause (c)(iii) of this section.

    In the event of a default by Sublessee, Sublessor shall have the remedies set forth in Section 21 of the Prime Lease.

    14. Consent or Approval of Prime Landlord. If the consent or approval of Prime Landlord is required under the Prime Lease with respect to any matter relating to the Premises, Sublessee shall be required first to obtain the consent or approval of Sublessor (which Sublessor will not unreasonably withhold unless this Sublease expressly allow otherwise) with respect thereto and, if Sublessor grants such consent or approval, Sublessor or Sublessee may forward a request for consent or approval to the Prime Landlord, but Sublessor shall not be responsible for obtaining such consent or approval. Sublessor will cooperate with Sublessee in Sublessee's effort to obtain Prime Landlord's consent or approval.

    15. Limitations on Sublessor's Liability.

      (a) Sublessee acknowledges that Sublessor has made no representations or warranties with respect to the Building or the Premises except as provided in this Sublease.

      (b) If Sublessor assigns its leasehold estate in the Building, Sublessor shall have no liability or obligation to Sublessee for anything that accrues or arises after that assignment. Sublessee shall then recognize Sublessor's assignee as landlord of this Sublease and the assignee shall assume and agree to perform all obligations of Sublessor to be performed after the date of transfer. Sublessor will notify Sublessee of any such assignment.

      (c) Sublessor shall not be required to perform any of the covenants and obligations of the Prime Landlord under the Prime Lease, and insofar as any of the obligations of the Sublessor hereunder are required to be performed under the Prime Lease by the Prime Landlord thereunder, Sublessee shall rely on and look solely to the Prime Landlord for the performance thereof. If the Prime Landlord shall default in the performance of any of its obligations under the Prime Lease or breach any provision of the Prime Lease pertaining to the Premises, Sublessee shall have the right, at Sublessee's expense and upon prior notice to Sublessor, and in the name of Sublessor to make any demand or institute any action or proceeding, in accordance with and not contrary to any provision of the Prime Lease, against the Prime Landlord under the Prime Lease for the enforcement of the Prime Landlord's obligations thereunder. Sublessor will cooperate with Sublessee in Sublessee's efforts to enforce Prime Landlord's obligations.

    16. Utilities, Services, Maintenance and Repair. Sublessee shall be entitled to all those services, utilities, maintenance and repair which Prime Landlord is required to provide pursuant to Sections 9 and 11(b) of the Prime Lease. Sublessee shall look solely to the Prime Landlord for the provision of such services, utilities, maintenance and repair and will not interfere with Prime Landlord's provision of the same to Sublessee. To the extent that Prime Landlord charges Sublessor for any increase in the cost of such services and utilities and such increase is due solely to Sublessee's use of the Premises, Sublessee agrees to pay the charges therefor promptly upon receipt of Sublessor's bill. Sublessor's bill will contain the supporting documentation provided to Sublessor by Prime Landlord.

    17. Interest on Unpaid Rent; Late Charge. All installments of Basic Rent and all other payments that are not paid when due shall bear interest from their due date until paid at a rate equivalent to the prime rate of interest in effect from time to time at the Bank of America (or an bank which is a successor to the Bank of America) plus four percent (4%). In addition, if Sublessee does not pay any installment of Basic Rent or any other payment due pursuant to this Sublease within three (3) business days of its due date, Sublessee shall pay to Sublessor, as Additional Rent, five percent (5%) of the amount past due, it being agreed between Sublessor and Sublessee that such amount represents a reasonable forecast of the additional administrative expense in connection with the late payment.

    18. Alterations. Sublessee shall make no additions, changes, alterations or improvements (the "Alterations") to the Premises or any electrical or mechanical facilities pertaining to the Premises without the prior written consent of Sublessor which may be withheld in Sublessor's sole and absolute discretion. All Alterations shall be performed in compliance with laws in a good and workmanlike manner and all materials used shall be of a quality comparable to those in the Premises and Building and shall be in accordance with plans and specifications approved by Sublessor, and Sublessor may require that all such Alterations be performed under Sublessor's supervision. If Sublessor consents or supervises any such Alterations by Sublessee, the same shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, and Sublessor hereby expressly disclaims any responsibility or liability for the same, except for Sublessor's negligent supervision. Sublessor shall under no circumstances have any obligation to repair, maintain or replace any portion of the Alterations.

    Sublessee shall maintain a safe working environment, including the continuation of all fire and security protection devices, if any, previously installed in the Premises by Sublessor. Sublessor at its option and expense may make any repairs, alterations, additions or improvements that Prime Landlord may deem necessary or advisable for the preservation, safety or improvement of the Premises or Building, but Sublessee at all times shall have reasonable access to the Premises. All alterations, additions and improvements except Sublessee's trade fixtures that do not become a part of the Building shall remain in and be surrendered with the Premises as a part thereof at the expiration or termination of this Sublease.

    19. Casualty & Condemnation. Under certain circumstances described in the Prime Lease, either Prime Landlord or Sublessor may terminate the Prime Lease if there is a fire or other casualty damaging the Building or the Premises, or if there is a condemnation affecting the Building. Any such termination will automatically terminate this Sublease. Sublessor's obligation to repair any damage to the Premises is limited to its obligation to do so as tenant under the Prime Lease.

    Rent will abate in proportion to the loss of use of the Premises caused by fire or other casualty, except if such damage resulted from or was contributed to directly or indirectly by the act, fault, or neglect of Sublessee, Sublessee's officers, contractors, agents, employees, invitees or licensees, then Rent shall abate only to the extent rent abates under the Prime Lease with respect to the Premises.

    No damages, compensation or claim shall be payable by Sublessee for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or the Building.

    20. Subordination. This Sublease is subject and subordinate to the Prime Lease, to all ground and underlying leases, and to all mortgages and deeds of trust which may now or hereafter affect the Building or the Development, and to any and all renewals, modifications, consolidations, replacements and extensions thereof, provided that Sublessor agrees not to effect any modification or amendment of the Prime Lease that materially and adversely affects the rights of Sublessee without the written consent of Sublessee (which consent shall not be unreasonably withheld or delayed).

    21. No Hazardous Waste. Sublessee shall not dispose of nor otherwise allow the release of any hazardous waste or materials in, on or under the Premises, or any adjacent property, or in any improvements place on the Premises or within the Development. Sublessee represents and warrants to Sublessor that Sublessee's intended use of the Premises does not involve the use, production, disposal or bringing on to the Premises of any hazardous waste or materials, except batteries. As used herein, the term "hazardous waste or materials" includes any substance, waste or material defined or designated as hazardous, toxic or dangerous (or any similar term) by any federal, state or local statute, regulation, rule or ordinance now or hereafter in effect. Sublessee shall promptly comply with all statutes, regulations and ordinances, and with all orders, decrees or judgments of governmental authorities or courts having jurisdiction, relating to the use, collection, treatment, disposal, storage, control, removal or cleanup of hazardous waste or materials in, on or under the Premises or any adjacent property, or incorporated in any improvements, at Tenant's expense.

    After notice to Sublessee and a reasonable opportunity for Sublessee to effect such compliance, Sublessor or Prime Landlord may, but is not obligated to, enter upon the Premises and take such actions and incur such reasonable costs and expenses to effect such compliance as it deems advisable to protect its interest in the Premises. However, neither Sublessor nor Prime Landlord shall be obligated to give Sublessee notice and an opportunity to effect compliance if (i) such delay might result in material adverse harm to Sublessor, Prime Landlord or the Premises, (ii) Sublessee has already had actual knowledge of the situation and a reasonable opportunity to effect compliance, or (iii) an emergency exists. Whether or not Sublessee has actual knowledge of the release of hazardous waste or materials on the Premises or any adjacent property as the result of Sublessee's use of the Premises, Sublessee shall reimburse Sublessor and Prime Landlord for the full amount of all costs and expenses incurred by Sublessor or Prime Landlord in connection with such compliance activities, and such obligation shall continue even after the termination of this Lease. Sublessee shall notify Sublessor and Prime Landlord immediately of any release of any hazardous waste or materials on the Premises.

    Sublessee agrees to indemnify and hold harmless Sublessor and Prime Landlord against any and all losses, liabilities, suits, obligations, fines, damages, judgments, penalties, claims, charges, cleanup costs, remedial actions, costs and expenses (including, without limitation, attorneys' fees and disbursements) which may be imposed upon, incurred or paid by, or asserted against Sublessor, Prime Landlord or the Premises by reason of, or in connection with the acts or omissions of Sublessee, or any other person for whom Sublessee would otherwise be liable, resulting in the release of any hazardous waste or materials.

    22. Security Deposit. Sublessee shall deposit with Sublessor on the date this Lease is executed by Tenant $52,451.25 (the "Security Deposit") as security for Tenant's performance of its obligations under this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to interest on the Security Deposit. No part of the Security Deposit shall be considered held in trust, a prepayment of any amount due under this Lease or a measure of Landlord's damages in the event of Tenant's default. Upon an event of default by Tenant, Landlord may, without prejudice to any other remedy, use the Security Deposit to pay any amount due Landlord; to reimburse or compensate Landlord for any liability, cost or other damage caused by Tenant's default; or perform any obligation required of Tenant under this Lease. If Landlord uses any portion of the Security Deposit, Tenant shall restore the Security Deposit to its original amount within ten (10) days after Landlord's demand. Landlord will inspect the Premises within thirty (30) days after the later of the expiration date of this Sublease or the date Tenant vacates the Premises and Landlord shall refund to Tenant within a reasonable time after the inspection any portion of the Security Deposit not used or applied by Landord. Landlord's obligation with respect to the Security Deposit are those of a debtor and not a trustee. Landlord may commingle the Security Deposit with Landlord's general and other funds. The Security Deposit shall not bear interest.

    23. Signs. Notwithstanding any other provision of this Sublease, Sublessee shall have no right to place any signs outside the Building.

    24. Holding Over. If Sublessee holds over after expiration or termination of this Sublease without written consent of Sublessor, Sublessee shall pay two times the fixed minimum monthly rental in effect during the last month hereof and all other charges due hereunder for each month or any part thereof of any such holdover period. No holding over by Sublessee after the term of this Sublease shall operate to extend the Sublease term. In the event of any unauthorized holding over, Sublessee shall indemnify Sublessor against all costs and claims for damages, including, without limitation, any claims for damages by any other tenant to whom Sublessor or Prime Landlord may have leased all or any part of the Premises.

    25. Estoppel Certificate. Upon Sublessor's request, at any time and from time to time, Sublessee shall execute and deliver to Sublessor within fifteen (15) business days after receipt of the request, a written instrument, duly executed:

       (i) Certifying that this Sublease has not been amended or modified and is in full force and effect or, if there has been a modification or amendment, that this Sublease is in full force and effect as modified or amended, and stating the modifications or amendments;

      (ii) Specifying the date to which the rent has been paid;

      (iii) Stating whether, to Sublessee's best knowledge, Sublessor is in default and, if so, stating the nature of the default; and

      (iv) Stating the commencement date of the term and whether any option to extend the term has been exercised.

    26. Tenant's Vacation of Premises. If Sublessee vacates all or substantially all of the Premises without the payment of rent, upon such vacation Sublessor shall have the right, after giving Sublessee thirty (30) days' notice that it is retaking possession of some or all of the Premises and terminating this Sublease with respect to the portion retaken. The foregoing right shall be in addition to and not in limitation of any right Sublessor may have when Sublessee is in default.

    27. Changes to Building. Sublessor or Prime Landlord shall have the right, from time to time, without thereby creating an actual or constructive eviction or incurring any liability to Sublessee, to change the arrangement or location of the following that are not contained within the Premises or any part thereof: entrances, passageways, doors and doorways, corridors, stairs, toilets, and other similar public service portions of the Building.

    28. Notices. Any notice, statement, certificate, consent, approval, disapproval, request or demand required or permitted to be given in this Sublease shall be in writing and sent by a nationally recognized overnight delivery service such as Federal Express or Airborne or by United States mail, registered or certified mail, return receipt requested, postage prepaid, addressed, as the case may be:

    To Sublessor at the following address:

    Vopak Distribution Americas Corporation

    Attn: Director of Real Estate Services and Risk Management, Van Waters & Rogers Inc.

  (Delivery and air courier)
  6100 Carillon Point
  Kirkland, Washington 98033

  (Mail)
  P.O. Box 34325
  Seattle, Washington 98124-1325

  and to the Sublessee at the following address:

  NEXTEL WIP LEASE CORP.
  4500 Carillon Point
  Kirkland, WA 98033
  ATTN: Legal Department

    Either party by notice to the other may change or add persons and places where notices are to be sent or delivered. In no event shall notice have to be sent on behalf of either party to more than three (3) persons. Mailed notices will be deemed served four (4) business days after mailing certified or registered mail properly addressed with postage prepaid and notices sent by overnight delivery service for next day delivery will be deemed served on the business day first following the day they were sent.

    29. Sublessor's and Sublessee's Power to Execute. Sublessor and Sublessee covenant, warrant and represent that they have full power and proper authority to execute this Sublease.

    30. Entire Agreement. This Sublease contains the entire agreement between Sublessor and Sublessee. No modification of this Sublease shall be binding on the parties unless it is in writing and signed by the parties.

    31. Consent to Sublease by Prime Landlord. This Sublease shall not become operative until and unless the Prime Landlord has given to Sublessor its consent hereto. Sublessor shall not be responsible for Prime Landlord's failure to consent to this Sublease. Should Prime Landlord not consent to this Sublease, each party shall be released from all obligations with respect hereto and neither party shall have any further rights in law or in equity with respect to this Sublease.

    32. Guaranty. This Sublease and Sublessor's obligations hereunder are expressly conditioned upon NEXTEL PARTNERS INC. executing and delivering to Sublessor contemporaneous with execution of this Lease a Continuing Lease Guaranty which shall in form and substance as attached hereto as Exhibit C.

SUBLESSOR:	SUBLESSEE:
VOPAK DISTRIBUTION AMERICAS CORPORATION	NEXTEL WIP LEASE CORP.
By	By

Its	Its

STATE OF __________	)
) ss.
COUNTY OF __________	)

    I certify that I know or have satisfactory evidence that            is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the            of VOPAK DISTRIBUTION AMERICAS CORPORATION to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: _____________
Notary Public
[Seal or Stamp]
[Printed Name]
My appointment expires _______________
STATE OF __________	)
) ss.
COUNTY OF __________	)

    I certify that I know or have satisfactory evidence that            is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the            of NEXTEL WIP LEASE CORP. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: ____________
Notary Public
[Seal or Stamp]
[Printed Name]
My appointment expires _______________

CONSENT BY PRIME LANDLORD

    The, Landlord under the Prime Lease hereby consents to the attached Sublease with the understanding that the Sublessor's obligations under the Prime Lease are not modified or changed as it relates to the Landlord. By its consent, Prime Landlord agrees that the utilities, services, maintenance and repair it is required to provide under the Prime Lease to or for the space which is being subleased, will be provided by Prime Landlord to the Sublessee.

    AGREED AND ACCEPTED THIS      DAY OF            , 2001.

    PRIME LANDLORD:

    CARILLON PROPERTIES

By: __________________________
Barbara Leland
Its: __________________________